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                                       EXHIBIT 12.1

                          WINSLOEW FURNITURE INC. AND SUBSIDIARIES
                      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                       Years Ended December 31,
                          --------------------------------------------------
                            1999        1998        1997      1996     1995
                          ---------   ------   ----------   -------   -------
( In thousands )
Income Statement Data:
Income from continuing
 operations before
 income taxes and
 extraordinary items     $27,850    $29,247     $17,999    $13,377     $6,946

Add:
Interest expense           8,910        635       2,296      3,083      3,841
                          -------   --------    --------   --------   -------
Earnings as defined       36,760     29,882      20,295     16,460     10,787
  by agreement
Fixed charges
Interest expense
  including amortization
  of debt expensed         9,309        635       2,296      3,083      3,841

Ratio of earnings to
   fixed charges            3.9x       47.1x       8.8x        5.3x      2.8x

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